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                        CNL HOSPITALITY PROPERTIES, INC.

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                    Supplement No. 1, dated December 18, 1998
                      to Prospectus, dated October 6, 1998

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated October 6, 1998. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of December 2, 1998, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after December 2, 1998, will be reported in a subsequent Supplement.


                                     SUMMARY

RECENT DEVELOPMENTS

         As described in "The Offering" section of the Prospectus, the Board of Directors may determine to engage in future offerings of Common Stock. In connection therewith, the Board of Directors has approved a secondary offering by the Company (the "Secondary Offering") of 25,000,000 Shares, with an additional 2,500,000 Shares being reserved for the Reinvestment Plan in connection with the Secondary Offering. The Secondary Offering is currently anticipated to be at the same price and on substantially the same terms as this offering. The Company will not commence the Secondary Offering until after the completion of this offering.

         While the Company may currently invest in both restaurant and hotel Properties, management believes that over time the Company will focus its Property investments exclusively on hotel Properties. Therefore, the Company currently anticipates that any net offering proceeds received from the Secondary Offering will be invested in hotel Properties or, to a lesser extent, to make Mortgage Loans to hotel operators. The Company believes that the net proceeds received from the Secondary Offering and any additional offerings will enable the Company to continue to grow and take advantage of acquisition opportunities until such time, if any, that the Company Lists on a national exchange. Under the Company's Articles of Incorporation, if the Company does not List by December 31, 2007, it will commence an orderly liquidation of its Assets, and the distribution of the proceeds therefrom to its stockholders.


                                  THE OFFERING

         As of December 2, 1998, the Company had received aggregate subscription proceeds of $34,324,582 (3,432,458 Shares), including $20,615 (2,062 Shares)
issued pursuant to the Reinvestment Plan. As of December 2, 1998, approximately $25,000,000 of such proceeds and $9,600,000 of advances from the Line of Credit had been used to invest in two hotel Properties, to pay deposits relating to the future acquisition of additional hotel Properties, and to pay approximately $1,919,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $5,400,000 in Net Offering Proceeds available for investment in additional Properties and Mortgage Loans.


         The Company has elected to extend the offering of Shares until a date no later than July 9, 1999.


                             MANAGEMENT COMPENSATION


         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions."


                              CONFLICTS OF INTEREST

         The Company will be subject to various conflicts of interest arising out of its relationship to the Advisor and its Affiliates, as described below.

         The following chart indicates the relationship between the Advisor and those Affiliates that will provide services to the Company.

                               CNL Group, Inc. (1)
              Subsidiaries, Affiliates and Strategic Business Units

   Capital Markets:                      Retail:
      CNL Securities Corp. (2)              Commercial Net Lease Realty, Inc.
      CNL Investment Company             (4)
                                         Restaurant:
                                            CNL Fund Advisors, Inc.
                                            CNL Restaurant Services, Inc.
   Corporate Services:
      CNL Corporate Services, Inc. (3)
                                         Hospitality:
                                            CNL Hospitality Advisors, Inc.
                                            (formerly CNL Real Estate Advisors,
                                            Inc.) (5)
                                            CNL Hotel Development Company


                                         Health Care:
                                            CNL Health Care Advisors, Inc.
                                            CNL Health Care Development, Inc.
                                         Financial Services:
                                            CNL Financial Services, Inc.
                                            CNL Advisory Services, Inc.
                                         Corporate Properties:
                                            CNL Corporate Properties, Inc.

--------------------------
(1) James M. Seneff, Jr., Chairman of the Board and Chief Executive Officer of the Company, shares ownership and voting control of CNL Group, Inc. with Dayle L. Seneff, his wife.

(2) CNL Securities Corp. (a subsidiary of CNL Group, Inc.) has served as managing dealer in the offerings for various CNL public and private real estate programs, including the Company.

(3) CNL Corporate Services, Inc. (a wholly owned subsidiary of CNL Group, Inc.) and other Affiliates provide administrative and accounting services for various CNL entities, including the Company.

(4) Commercial Net Lease Realty, Inc. is a REIT listed on the New York Stock Exchange. Effective January 1, 1998, CNL Realty Advisors, Inc. and Commercial Net Lease Realty, Inc. merged, at which time Commercial Net Lease Realty, Inc. became self advised. James M. Seneff, Jr. continues to hold the positions of Chief Executive Officer and Chairman of the Board, and Robert A. Bourne continues to hold the position of Vice Chairman of the Board of Commercial Net Lease Realty, Inc.

(5) CNL Hospitality Advisors, Inc. (a subsidiary of CNL Group, Inc.) provides management and advisory services to the Company pursuant to the Advisory Agreement.

         The Advisor and certain other Affiliates of the Company are affiliated with CNL American Properties Fund, Inc., a public program which invests in restaurant properties. As of December 2, 1998, CNL American Properties Fund, Inc. had approximately $166,900,000 available for investment.


                              REDEMPTION OF SHARES

         Prior to such time, if any, as Listing occurs, any stockholder who has held Shares for not less than one year (other than the Advisor) may present all or any portion equal to at least 25% of such Shares to the Company for redemption at any time, in accordance with the procedures outlined herein. At such time, the Company may, at its sole option, redeem such Shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a stockholder's Shares may not be redeemed. If the Company elects to redeem Shares, the following conditions and limitations would apply. The full amount of proceeds from the sale of Shares under the Reinvestment Plan (the "Reinvestment Proceeds") attributable to any calendar quarter will be used to redeem Shares presented for redemption during such quarter. In addition, the Company may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its Common Stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by the Company exceed 5% of the number of shares of the Company's outstanding common stock at the beginning of such 12-month period.

         In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, the Company plans to redeem the Shares in the order in which such redemption requests have been received. A stockholder whose Shares are not redeemed due to insufficient funds can ask that the request to redeem the Shares be honored at such time, if any, as there are sufficient funds available for redemption. In such case, the redemption request will be retained and such Shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a stockholder whose Shares are not redeemed may withdraw his or her redemption request. Stockholders will not relinquish their Shares until such time as the Company commits to redeeming such Shares.

         If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount shall be held for subsequent redemptions unless such amount is sufficient to acquire an additional Property (directly or through a Joint Venture) or to invest in additional Mortgage Loans, or is used to repay outstanding indebtedness. In that event, the Company may use all or a portion of such amount to acquire one or more additional Properties, to invest in one or more additional Mortgage Loans or to repay such outstanding indebtedness, provided that the Company (or, if applicable, the Joint Venture) enters into a binding contract to purchase such Property or Properties or invests in such Mortgage Loan or Mortgage Loans, or uses such amount to repay outstanding indebtedness, prior to payment of the next Distribution and the Company's receipt of requests for redemption of Shares.

         A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request on a form provided by the Company and executed by the stockholder, its trustee or authorized agent, to the redemption agent (the "Redemption Agent"), which is currently MMS Securities, Inc. The Redemption Agent at all times will be registered as a broker-dealer with the Commission and each state securities commission. Within 30 days following the Redemption Agent's receipt of the stockholder's request, the Redemption Agent will forward to such stockholder the documents necessary to effect the redemption, including any signature guarantee the Company or the Redemption Agent may require. The Redemption Agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the Shares to be redeemed from the stockholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such Shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, the Company anticipates that, assuming sufficient funds for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

         Upon the Redemption Agent's receipt of notice for redemption of Shares, the redemption price will be on such terms as the Company shall determine. The redemption price for Shares redeemed during an offering would equal the then current offering price, which the Company anticipates will continue to be $10.00 per Share, until such time, if any, as Listing occurs, less a discount of 8%, for a net redemption price of $9.20 per Share. The aforementioned redemption price approximates the per Share net proceeds received by the Company in the offering, after deducting Selling Commissions of 7.5% and a 0.5% marketing support and due diligence fee payable to the Managing Dealer and certain Soliciting Dealers in such offering.

         It is not anticipated that there will be a market for the Shares before Listing occurs (although liquidity is not assured thereby). Accordingly, during periods when the Company is not engaged in an offering, it is expected that the purchase price for Shares purchased from stockholders will be determined by reference to the following factors, as well as any others deemed relevant or appropriate by the Company: (i) the price at which Shares have been purchased by stockholders, either pursuant to the Reinvestment Plan or outside of the Reinvestment Plan (to the extent the Company has information regarding the prices paid for Shares purchased outside the Reinvestment Plan), (ii) the annual statement of Share valuation provided to certain stockholders (see "Reports to Stockholders"), and (iii) the price at which stockholders are willing to sell their Shares. Shares purchased during any particular period of time therefore may be purchased at varying prices. The Board of Directors will announce any price adjustment and the time period of its effectiveness as part of its regular communications with stockholders. Any Shares acquired pursuant to a redemption will be retired and no longer available for issuance by the Company.

         A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided, however, that (i) the minimum number of Shares which must be presented for redemption shall be at least 25% of his or her Shares, and (ii) if such stockholder retains any Shares, he or she must retain at least 250 Shares (100 Shares for an IRA, Keogh Plan or pension plan).

         The Directors, in their sole discretion, may amend or suspend the redemption plan at any time they determine that such amendment or suspension is in the best interest of the Company. The Directors may suspend the redemption of Shares if (i) they determine, in their sole discretion, that such redemption impairs the capital or the operations of the Company; (ii) they determine, in their sole discretion, that an emergency makes such redemption not reasonably practical; (iii) any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders; (iv) they determine, in their sole discretion, that such redemption would be unlawful; (v) they determine, in their sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of Shares in the Company, could cause direct or indirect ownership of Shares of the Company to become concentrated to an extent which would prevent the Company from qualifying as a REIT under the Code; or (vi) the Directors, in their sole discretion, deem such suspension to be in the best interest of the Company. For a discussion of the tax treatment of such redemptions, see "Federal Income Tax Considerations -- Taxation of Stockholders." The redemption plan will terminate, and the Company no longer shall accept Shares for redemption, if and when
Listing occurs. See "Risk Factors -- Investment Risks -- Lack of Liquidity of Shares."



                                    BUSINESS

GENERAL

         The Company is a Maryland corporation that was organized on June 12, 1996. On June 15, 1998, the Company formed CNL Hospitality Partners, LP, a wholly owned Delaware limited partnership (the "Partnership"). Properties acquired are expected to be held by the Partnership and, as a result, owned by the Company through the Partnership. The term "Company" includes CNL Hospitality Properties, Inc. and its subsidiaries, CNL Hospitality GP Corp., CNL Hospitality LP Corp. and CNL Hospitality Partners, LP.


PROPERTY ACQUISITIONS

         On July 31, 1998, the Company acquired two hotel Properties. The Properties are the Residence Inn by Marriott located in the Buckhead (Lenox
Park) area of Atlanta, Georgia (the "Buckhead (Lenox Park) Property"), and the Residence Inn by Marriott located at Gwinnett Place in Duluth, Georgia (the "Gwinnett Place Property").

         The Company acquired the Buckhead (Lenox Park) Property for $15,731,414 from Buckhead Residence Associates, L.L.C. and the Gwinnett Place Property for $11,514,125 from Gwinnett Residence Associates, L.L.C. In connection with the purchase of the two Properties, the Company, as lessor, entered into two separate, long-term lease agreements. The lessee of the Buckhead (Lenox Park) and the Gwinnett Place Properties is the same unaffiliated lessee. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in "Business -- Description of Property Leases." The principal features of the leases are as follows:

0 The initial term of each lease expires in approximately 19 years, on August 31, 2017.

0 At the end of the initial lease term, the tenant will have three consecutive renewal options of five years.


0 The leases will require minimum rent payments to the Company of $1,651,798 per year for the Buckhead (Lenox Park) Property and $1,208,983 per year for the Gwinnett Place Property.


0 Minimum rent payments will increase to $1,691,127 per year for the Buckhead (Lenox Park) Property and $1,237,768 per year for the Gwinnett Place Property after the first lease year.

0 In addition to minimum rent, for each calendar year, the leases will require percentage rent equal to 15% of the aggregate amount of all revenues combined, for the Buckhead (Lenox Park) and the Gwinnett Place Properties, in excess of $8,080,000.

0 A security deposit equal to $819,000 for the Buckhead (Lenox Park) Property and $598,500 for the Gwinnett Place Property will be retained by the Company as security for the tenant's obligations under the leases.

0 Management fees payable to Stormont Trice Management Corporation for operation of the Buckhead (Lenox Park) and Gwinnett Place Properties are subordinated to minimum rents due to the Company.

0 The tenant of the Buckhead (Lenox Park) and Gwinnett Place Properties will establish a capital expenditures reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve will be made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

0 Stormont Trice Corporation, Stormont Trice Development Corporation and Stormont Trice Management Corporation jointly and severally will guarantee the obligations of the tenant under the leases for the Buckhead (Lenox Park) and the Gwinnett Place Properties combined. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Buckhead (Lenox
         Park) and the Gwinnett Place Properties exceeds minimum rent due under the leases by 25% for any trailing 12 month period. The guarantee is equal to $2,835,000 for the first two years, and $1,197,000 for the third year.


         The estimated  federal income tax basis of the  depreciable  portion of
the  Buckhead   (Lenox  Park)  Property  and  the  Gwinnett  Place  Property  is
approximately $14,700,000 and $11,100,000, respectively.


         The Buckhead (Lenox Park) Property and the Gwinnett Place Property are newly constructed hotels which commenced operations on August 7, 1997 and July 29, 1997, respectively. The Buckhead (Lenox Park) Property is situated in a 22 acre mixed-use development and has 150 guest suites. The Gwinnett Place Property is located 30 minutes from downtown Atlanta and has 132 guest suites. Other lodging facilities located in proximity to the Buckhead (Lenox Park) Property include an Embassy Suites, a Summerfield Suites, a Homewood Suites, an Amerisuites, a Courtyard by Marriott and another Residence Inn by Marriott. Other lodging facilities located in proximity to the Gwinnett Place Property include a Courtyard by Marriott, an Amerisuites, a Sumner Suites and a Hampton Inn. The average occupancy rate and the revenue per available room for the periods the hotels have been operational are as follows:


                        Buckhead (Lenox Park) Property                         Gwinnett Place Property
                        ------------------------------                         -----------------------

                Average         Average           Revenue            Average          Average          Revenue
                Occupancy      Daily Room          per               Occupancy       Daily Room         per
    Year         Rate           Rate            Available Room        Rate            Rate           Available Room
   ------    ------------   -------------       --------------    ------------    -------------      --------------

    *1997       42.93%          $91.15            $39.13              39.08%          $85.97           $33.60
   **1998      76.41%           98.29             75.10              74.33%           87.46            65.01

* Data for the Buckhead (Lenox Park) Property represents the period August 7, 1997 through December 31, 1997 and data for the Gwinnett
         Place Property represents the period August 1, 1997 through December 31, 1997.
**       Data for 1998  represents the period January 1, 1998 through  September
         30, 1998.


         The Company believes that the results achieved by the Properties for year-end 1997, are not indicative of their long-term operating potential, as both Properties had been open for less than six months during the reporting period. On a proforma basis, had the Company owned the Properties as of January 1, 1998, combined net operating income before subordinated management fees would be 1.23 times base rent on a year-to-date basis.

         The Residence Inn chain is a brand of Marriott International, Inc. Marriott International is one of the world's leading hospitality companies. According to Marriott data as of September 1998, Marriott International had 1,633 units, offering more than 319,000 rooms worldwide. Although Marriott International is the franchisor for the Buckhead (Lenox Park) and Gwinnett Place Properties, it is not affiliated with the lessee and has not guaranteed the payments due under the leases.

         Each Residence Inn offers complimentary breakfast and newspaper every morning, an evening hospitality hour, a swimming pool, heated whirlpool and sport court. Guest suites provide in-room modem jacks, separate living and sleeping areas and a fully equipped kitchen with appliances and cooking utensils. According to Marriott, as of September 1998, there were 285 Residence Inn hotels in the United States and four in Canada and Mexico. The Company believes that the Residence Inn by Marriott brand is the leading upscale brand in the extended stay segment of the United States hotel industry.

PENDING INVESTMENTS

         As of December 2, 1998, the Company had initial commitments to acquire three hotel properties upon completion of construction. The Properties are located in Little Lake Bryan, a 300-acre community planned by the Little Lake Bryan Company, a subsidiary of the Walt Disney Company. Included in the proposed acquisition are a 300-room Courtyard by Marriott, a 400-room Fairfield Inn and a 400-room SpringHill Suites (formerly Fairfield Suites). The hotels will be developed by Marriott International, Inc. with completion scheduled for the year 2000. The 23-acre site is located along Interstate 4, across from Lake Buena Vista and Downtown Disney. The community is within ten miles of Universal Studios Florida, Walt Disney World, Sea World and the Orange County Convention Center.

         As shown below, the lodging market in the Lake Buena Vista area averaged 80% occupancy and an average daily room rate of $116 for year-end 1997. The Lake Buena Vista lodging market also achieved a 10% growth in room demand on a compounded annual basis over the last ten years. The following table reflects the hotel occupancy rates and daily room rates for hotels in the Orlando area:



                                        ORLANDO AREA HOTEL OCCUPANCY RATES
                                           AND AVERAGE DAILY ROOM RATES

                                       ORLANDO                                     LAKE BUENA VISTA *
                                                AVERAGE DAILY                                     AVERAGE DAILY
 YEAR                    OCCUPANCY RATE           ROOM RATE                OCCUPANCY RATE           ROOM RATE
 ----                    --------------           ---------                --------------           ---------
 1993                    72.2%                 $64.61                     74.7%                  $103.09
 1994                    71.3%                  65.85                     76.3%                   100.26
 1995                    74.6%                  68.55                     80.3%                    96.99
 1996                    80.1%                  73.04                     82.5%                   104.65
 1997                    78.7%                  80.99                     80.2%                   116.18

* Little Lake Bryan is part of the Lake Buena Vista market area.

Source:  Smith Travel Research

         The acquisition of each of these properties is subject to the fulfillment of certain conditions. In order to acquire these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and debt financing. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in "Business -- Description of Property Leases."

         Marriott Brand. According to the Marriott International, Inc. 1997 Annual Report, Courtyard by Marriott is a leading moderate-price lodging chain featuring a residential atmosphere. There are 349 Courtyard hotels across the United States, Canada and the United Kingdom. Fairfield Inn/SpringHill Suites is an economy lodging brand appealing to both business and leisure travelers. There are 344 Fairfield Inn and SpringHill Suites in 47 states.

         The following chart provides additional information on systemwide occupancy levels for Marriott lodging brand:

                          Total Occupancy Rate for 1997
                          Marriott Brand as Compared to
                              U.S. Lodging Industry

                                                          Occupancy Rate
                                                          --------------

           U.S. Lodging Industry                               64.5%
           Courtyard by Marriott                               78.2%
           Fairfield Inns & SpringHill Suites                  73.0%
           Marriott Hotels, Resorts & Suites                   76.6%
           Residence Inn by Marriott                           80.6%

         Source:  Smith  Travel  Research  (U.S.   Lodging  Industry  only)  and
                  Marriott International, Inc. 1997 Annual Report

         Orlando. According to the Orlando/Orange County Convention & Visitors Bureau and their 1998 Research Report, Central Florida is one of the top five travel destinations in the United States and leisure travel to Orlando continues to grow. The number of domestic non-Florida leisure travelers visiting Orlando in 1997 increased 16.1% over 1996. In 1997, the Magic Kingdom, EPCOT and Disney-MGM Studios welcomed an estimated 39.3 million visitors, Universal Studios Florida drew an estimated 8.9 million visitors and Sea World had an estimated 4.9 million visitors. Area attractions continue to grow with new developments.

         Visitor arrivals at Orlando International Airport increased from approximately 21,500,000 passengers in 1993, to 27,300,000 passengers in 1997. The number of domestic non-Florida business travelers during 1997 increased 22.1% over 1996. In addition, more than six million international visitors arrived in Florida in 1997, for a national market share of 25.1%. The Orlando area claimed 11.5% of the national market share. On average, international visitors spent $800 per person/per trip, excluding airfare, while visiting Orlando in 1997.

         The Orange County Convention Center recently completed a new phase of development. With 1.1 million square feet of exhibition space, an independent study ranked the center as number two in the nation for continuous exhibition space. The following table reflects the number of events which took place at the Orange County Convention Center between 1994 and 1997 and attendance levels for those events:

                            ORANGE COUNTY CONVENTION
                                CENTER ATTENDANCE

                 Year                 # of Events                  Attendance
                 ----                 -----------                  ----------

                 1994                     188                         705,824
                 1995                     168                         700,429
                 1996                     240                       1,017,679
                 1997                     260                         930,219

Source:  Orlando/Orange County CVB

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.


                             Estimated Purchase        Lease Term and            Minimum Annual
Property                           Price              Renewal Options                    Rent               Percentage Rent
--------                     ------------------       ---------------           ---------------------       ---------------
Courtyard by Marriott                (2)           15 years; two ten-year  10% of the Company's total     for each lease year
Orlando, FL (1)                                    renewal options         cost to purchase the property  after the second lease
(the "Courtyard Little Lake                                                                               year, 7% of revenues in
Bryan Property")                                                                                          excess of revenues for
Hotel to be constructed                                                                                   the second lease year

Fairfield Inn by Marriott            (2)           15 years; two ten-year  10% of the Company's total     for each lease year
Orlando, FL (1)                                    renewal options         cost to purchase the property  after the second lease
(the "Fairfield Inn Little                                                                                year, 7% of revenues in
Lake Bryan Property")                                                                                     excess of revenues for
Hotel to be constructed                                                                                   the second lease year


SpringHill Suites by Marriott        (2)           15 years; two ten-year  10% of the Company's total     for each lease year
Orlando, FL (1)                                    renewal options         cost to purchase the property  after the second lease
(the "SpringHill Suites                                                                                   year, 7% of revenues in
Little Lake Bryan Property")                                                                              excess of revenues for
Hotel to be constructed                                                                                   the second lease year


------------------------------------

FOOTNOTES:


(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is between $90 million and $100 million.

 BORROWING

         On July 31, 1998, the Company entered into an initial revolving line of credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the LIBOR or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition a fee of .5% per loan will be due and payable to the bank on funds as advanced. Each loan made under the Line of Credit will be secured by the assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable Property during the term of the loan without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. As of December 2, 1998, the Company had obtained three advances totalling $9,600,000 relating to the Line of Credit. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of $68,762. The proceeds were used in connection with the purchase of two hotel Properties described in "Business -- Property Acquisitions" and in connection with the agreement to acquire three additional hotel Properties described in "Business -- Pending Investments."



                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Exhibit B.


                                                          Nine Months Ended                    Year Ended
                                             September 30, 1998   September 30, 1997           December 31
                                             (Unaudited) (1)         (Unaudited) (1)        1997 (1)       1996 (2)
                                        -----------------------   ------------------    -------------      --------

    Revenues                                     $ 1,026,740         $      -          $    46,071        $       -
    Net earnings                                     583,842                -               22,852                -
    Cash distributions declared (3)                  619,131                -               29,776                -
    Funds from operations (4)                        737,508                -               22,852                -
    Earnings per Share                                  0.28                -                 0.03                -
    Cash distributions declared per Share               0.29                -                 0.05                -
    Weighted average number of Shares
      outstanding (5)                              2,082,845                -              686,063                -

                                         September 30, 1998    September 30, 1997   December 31,     December 31,
                                          (Unaudited)              (Unaudited)          1997             1996
                                       --------------------    ------------------   ------------     ------------

    Total assets                          $36,387,230               $1,184,711        $9,443,476        $598,190
    Total stockholders' equity             24,567,655                  200,000         9,233,917         200,000


(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997. Rental income commenced on August 1, 1998.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Approximately 6% and 23% of cash distributions for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively, represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.


(4) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto. See Exhibit B -- Financial Information.

(5) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION OF THE COMPANY

         This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, continued availability of proceeds from the Company's offering, the ability of the Company to obtain permanent financing on satisfactory terms, the ability of the Company to identify suitable investments, the ability of the Company to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases.

         The Company is a Maryland corporation that was organized on June 12, 1996. On June 15, 1998, the Company formed CNL Hospitality Partners, LP, a wholly owned Delaware limited partnership (the "Partnership"). Properties acquired are expected to be held by the Partnership and, as a result, owned by the Company through the Partnership. The term "Company" includes CNL Hospitality Properties, Inc. and its subsidiaries, CNL Hospitality GP Corp., CNL Hospitality LP Corp. and CNL Hospitality Partners, LP.



LIQUIDITY AND CAPITAL RESOURCES

         On July 9, 1997, the Company commenced its offering of Shares of Common Stock. As of September 30, 1998, the Company had received aggregate subscription proceeds of $28,458,720 (2,845,872 Shares) from the offering, including $20,615 (2,062 Shares) through the Company's Reinvestment Plan. The Company anticipates significant additional sales of Shares prior to the termination of the offering. The Company has elected to extend the offering of Shares until a date no later than July 9, 1999.

         As of September 30, 1998, net proceeds to the Company from its offering of Shares , capital contributions from the Advisor and advances on the Line of Credit, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses, totalled approximately $34,200,000. As of September 30, 1998, the proceeds had been used to invest in two hotel Properties, to pay deposits relating to the future acquisition of additional hotel Properties and to pay Acquisition Fees and Acquisition Expenses.

         The Company expects to use Net Offering Proceeds from this offering to purchase additional Properties and to invest in Mortgage Loans. See "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowing. The Company plans to obtain one or more revolving Lines of Credit in an aggregate amount up to $45,000,000, and may, in addition, also obtain Permanent Financing. The Line of Credit may be repaid with offering proceeds, working capital or Permanent Financing. Although the Board of Directors anticipates that the Line of Credit will be in the amount up to $45,000,000 and that the aggregate amount of any Permanent Financing will not exceed 30% of the Company's total assets, the maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

         On July 31, 1998, the Company entered into an initial revolving line of credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The initial Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the LIBOR or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition a fee of .5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the Line of Credit will be secured by the assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. As of December 2, 1998, the Company obtained three advances totalling $9,600,000 relating to the Line of Credit. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of $68,762. The proceeds were used in connection with the purchase of the two hotel Properties and the commitment to acquire three additional Properties. As of December 2, 1998, the Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.

         As of December 2, 1998, the Company had received subscription proceeds of $34,324,582 (3,432,458 Shares) from its offering of Shares. As of December 2, 1998, net proceeds to the Company from its offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses, totalled approximately $30,000,000. In addition, the Company received advances of $9,600,000 under its Line of Credit. The Company has used total net proceeds from the offering and borrowing to invest approximately $27,246,000 in two hotel Properties, to pay $5,000,000 as a deposit on three additional hotel Properties and to pay approximately $1,919,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $5,400,000 in Net Offering Proceeds available for investment in additional Properties and Mortgage Loans.

         As of December 2, 1998, the Company had initial commitments to acquire three hotel Properties. The acquisition of each of these Properties is subject to the fulfillment of certain conditions . In order to acquire these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on the Line of Credit. In connection with these agreements, the Company was required to obtain a letter of credit, to be used by the seller of the Properties, secured by a $5,000,000 certificate of deposit. In connection with the letter of credit, the Company incurred $22,500 in closing costs. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company. As of December 2, 1998, the Company had not entered into any arrangements creating a reasonable probability a particular Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of December 2, 1998, the Company had not acquired any such Properties or entered into any Mortgage Loans.

         The Properties are, and are expected to be, leased on a long-term, triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities. Rental payments under the leases are expected to exceed the Company's operating expenses. For these reasons, no short-term or long-term liquidity problems associated with operating the Properties are currently anticipated by management.

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term, highly liquid investments which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At September 30, 1998, the Company had $2,012,110 invested in such short-term investments as compared to $8,869,838 at December 31, 1997. The decrease in the amount invested in short-term investments reflects funds used to acquire the two Properties referenced above. The remaining funds will be used primarily to purchase Properties, to make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders, to pay other Company expenses and, in management's discretion, to create cash reserves.

         During the nine months ended September 30, 1998 and 1997, Affiliates of the Company incurred on behalf of the Company $158,184 and $360,706, respectively, for certain Organizational and Offering Expenses. In addition, during the nine months ended September 30, 1998, Affiliates of the Company incurred on behalf of the Company $220,575 for certain Acquisition Expenses and $64,422 for certain Operating Expenses. As of September 30, 1998, the Company owed the Advisor $642,443 for such amounts, unpaid fees and administrative expenses. The Advisor has agreed to pay or reimburse to the Company all Organizational and Offering Expenses in excess of three percent of Gross Proceeds. In addition, the Advisor is required to reimburse the Company the amount by which total Operating Expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of Average Invested Assets or 25 percent of net income, as defined in the Advisory Agreement (the "Expense Cap"). During the four quarters ended September 30, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         During the nine months ended September 30, 1998, the Company generated cash from operations (which includes rental income and interest received less cash paid for operating expenses) of $2,047,046. Based on cash from operations, the Company declared Distributions to its stockholders of $619,131 during the nine months ended September 30, 1998. No Distributions were paid or declared for the nine months ended September 30, 1997. In addition, on October 1, November 1, and December 1, 1998, the Company declared Distributions to its stockholders totalling $167,846, $183,405 and $198,155, respectively ($0.0583 per Share), payable in December 1998. For the nine months ended September 30, 1998, 94 percent of the Distributions received by stockholders were considered to be ordinary income and approximately 6 percent were considered a return of capital for federal income tax purposes. No amounts distributed or to be distributed to the stockholders as of December 2, 1998, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

         Management believes that the Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a Property.

         The tenant of the two Properties owned by the Company as of December 2, 1998, has established capital expenditure reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties (the "FF&E Reserve"). Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. For the nine months ended September 30, 1998, revenues relating to the FF&E Reserve totalled $41,099 . Management has the right to cause the Company to maintain reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in the Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay Operating Expenses and to make Distributions to stockholders.

RESULTS OF OPERATIONS

         No operations commenced until the Company received the minimum offering proceeds of $2,500,000 on October 15, 1997. As of September 30, 1998, the Company had acquired two Properties consisting of land, building and equipment, and entered into long-term, triple-net lease agreements relating to these Properties.

         The Property leases provide for minimum base annual rental payments ranging from approximately $1,209,000 to $1,651,800, which are payable in monthly installments. The leases also provide that, commencing in the second lease year, the annual base rent required under the terms of the leases will increase. The Company's leases also require the establishment of the FF&E Reserves. The FF&E Reserves established for the tenant at September 30, 1998 are owned by the Company and have been reported as additional rent. In connection therewith, the Company earned $528,499 (including $41,099 in FF&E Reserve income) from the two Properties during the nine months ended September 30, 1998. Because the Company has not yet acquired all of its Properties and the Properties owned were only operational for a portion of the period, revenues for the nine months ended September 30, 1998, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the quarter and nine months ended September 30, 1998, the Company earned $127,082 and $498,241, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments. As Net Offering Proceeds from the Company's offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short term, highly liquid investments is expected to decrease.

         Operating Expenses, including depreciation and amortization expense, were $273,712 and $442,898 for the quarter and nine months ended September 30, 1998, respectively. Operating Expenses represent only a portion of Operating Expenses which the Company is expected to incur during a full period in which the Company owns Properties. The dollar amount of Operating Expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans.

         As of September 30, 1998, the Company has reduced Operating Expenses payable to the Advisor by $92,733, the amount which such expenses exceeded the Expense Cap as described above in Liquidity and Capital Resources.

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings. Currently, the Company's only component of comprehensive income is net earnings.

         In March 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") reached a consensus in EITF 97-11, entitled "Accounting for Internal Costs Relating to Real Estate Property Acquisitions" EITF 97-11 provides that internal costs of identifying and acquiring operating Property should be expensed as incurred. Due to the fact that the Company does not have an internal acquisitions function and instead, contracts these services from the Advisor, the effectiveness of EITF 97-11 had no material effect on the Company's financial position or results of operations.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for the Company as of January 1, 1999. This SOP requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of income. Management of the Company does not believe that adoption of this SOP will have a material effect on the Company's financial position or results of operations.

         In May 1998, the Emerging Issues Task Force of the FASB reached a consensus in EITF 98-9, entitled "Accounting for Contingent Rent in the Interim Financial Periods." Management of the Company does not expect that the consensus will have a material effect on the Company's financial position or results of operations.

         The year 2000 ("Year 2000") problem is the result of information technology systems and embedded systems (products which are made with microprocessor (computer) chips such as HVAC systems, physical security systems and elevators) using a two-digit format, as opposed to four digits, to indicate the year. Such information technology and embedded systems may be unable to properly recognize and process date-sensitive information beginning January 1, 2000.

         The Company does not have any information technology systems. Affiliates of the Advisor provide all services requiring the use of information technology systems pursuant to the Advisory Agreement with the Company. The maintenance of embedded systems, if any, at the Company's Properties is the responsibility of the tenants of the Properties in accordance with the terms of the Company's leases. The Advisor and its Affiliates have established a team dedicated to reviewing the internal information technology systems used in the operation of the Company, and the information technology and embedded systems and the Year 2000 compliance plans of the Company's tenants, significant suppliers, financial institutions and transfer agent.

         The information technology infrastructure of the Affiliates of the Advisor consists of a network of personal computers and servers that were obtained from major suppliers. The Affiliates utilize various administrative and financial software applications on that infrastructure to perform the business functions of the Company. The inability of the Advisor and its Affiliates to identify and timely correct material Year 2000 deficiencies in the software and/or infrastructure could result in an interruption in, or failure of, certain of the Company's business activities or operations. Accordingly, the Advisor and its Affiliates have requested and are evaluating documentation from the suppliers of the Affiliates regarding the Year 2000 compliance of their products that are used in the business activities or operations of the Company. The costs expected to be incurred by the Advisor and its Affiliates to become Year 2000 compliant will be incurred by the Advisor and its Affiliates; therefore, these costs will have no impact on the Company's financial position or results of operations.

         The Company has material third party relationships with its tenants, financial institutions and transfer agent. The Company depends on its tenants for rents and cash flows, its financial institutions for availability of cash and its transfer agent to maintain and track investor information. If any of these third parties are unable to meet their obligations to the Company because of the Year 2000 deficiencies, such a failure may have a material impact on the Company. Accordingly, the Advisor has requested and is evaluating documentation from the Company's tenants, financial institutions, and transfer agent relating to their Year 2000 compliance plans. At this time, the Advisor has not yet received sufficient certifications to be assured that the tenants, financial institutions, and transfer agent have fully considered and mitigated any potential material impact of the Year 2000 deficiencies. Therefore, the Advisor does not, at this time, know of the potential costs to the Company of any adverse impact or effect of any Year 2000 deficiencies by these third parties.

         The Advisor currently expects that all Year 2000 compliance testing and any necessary remedial measures on the information technology systems used in the business activities and operations of the Company will be completed prior to June 30, 1999. Based on the progress the Advisor and its Affiliates have made in identifying and addressing the Company's Year 2000 issues and the plan and timeline to complete the compliance program, the Advisor does not foresee significant risks associated with the Company's Year 2000 compliance at this time. Because the Advisor and its Affiliates are still evaluating the status of the systems used in business activities and operations of the Company and the systems of the third parties with which the Company conducts its business, the Advisor has not yet developed a comprehensive contingency plan and is unable to identify "the most reasonably likely worst case scenario" at this time. As the Advisor identifies significant risks related to the Company's Year 2000 compliance or if the Company's Year 2000 compliance program's progress deviates substantially from the anticipated timeline, the Advisor will develop appropriate contingency plans.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Directors and executive officers of the Company are listed below:

         Name                       Age          Position with the Company
         ----                       ---          -------------------------

James M. Seneff, Jr.                52           Director, Chairman of the Board, and Chief Executive Officer
Robert A. Bourne                    51           Director and President
G. Richard Hostetter                59           Independent Director
J. Joseph Kruse                     66           Independent Director
Richard C. Huseman                  59           Independent Director
Charles A. Muller                   40           Chief Operating Officer and Executive Vice President
C. Brian Strickland                 36           Vice President of Finance and Administration
Jeanne A. Wall                      40           Executive Vice President
Lynn E. Rose                        50           Secretary and Treasurer

          Charles A. Muller. Executive Vice President and Chief Operating Officer. Mr. Muller joined CNL Hospitality Advisors, Inc. in October 1996 and is responsible for the planning and implementation of CNL's interest in hotel industry investments, including acquisitions, development, project analysis and due diligence. He currently serves as the Chief Operating Officer of both CNL Hospitality Advisors, Inc., the Advisor, and of CNL Hotel Development Company. Mr. Muller joined CNL following more than 15 years of broadbased hotel industry experience with firms such as Tishman Hotel Corporation, Wyndham Hotels & Resorts, Pannell Kerr Forster, and AIRCOA Hospitality Services. Mr. Muller's background includes responsibility for market review and valuation efforts, property acquisitions and development, capital improvement planning, hotel operations and project management for renovations and new construction. Mr. Muller served on the former Market, Finance and Investment Analysis Committee of the American Hotel & Motel Association and is a founding member of the Lodging Industry Investment Council. He holds a bachelor's degree in Hotel Administration from Cornell University.

         C. Brian Strickland. Vice President of Finance and Administration. Mr. Strickland currently serves as Vice President of Finance and Administration of CNL Hospitality Advisors, Inc., the Advisor, and Vice President of Finance and Administration of CNL Hotel Development Company. Mr. Strickland supervises the companies' financial reporting, financial control and accounting functions as well as forecasting, budgeting and cash management activities. He is also responsible for SEC compliance, equity and debt financing activities and insurance for the companies. Mr. Strickland joined CNL Hospitality Advisors, Inc. in April 1998 with an extensive accounting background. Prior to joining CNL, he served as vice president of taxation with Patriot American Hospitality, Inc., where he was responsible for implementation of tax planning strategies on corporate mergers and acquisitions and where he performed or assisted in strategic processes in the REIT industry. From 1989 to 1997, Mr. Strickland served as director of tax and asset management for Wyndham Hotels & Resorts where he was integrally involved in structuring acquisitive transactions, including the roll-up and initial public offering of Wyndham Hotel Corporation and its subsequent merger with Patriot American Hospitality, Inc. In his capacity of director of asset management, he was instrumental in the development and opening of a hotel and casino in San Juan, Puerto Rico. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company where he provided tax consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was tax accountant for Ernst & Whinney where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and holds a bachelor's degree in accounting.

         For information regarding other officers and directors see the section of the Prospectus entitled "Management."


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE  ADVISOR

         CNL Hospitality Advisors, Inc. (formerly CNL Real Estate Advisors, Inc.) is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. The Company entered into the Advisory Agreement with the Advisor effective July 9, 1997. CNL Hospitality Advisors, Inc., as Advisor, has a fiduciary responsibility to the Company and the stockholders.


         The directors and officers of the Advisor are as follows:
         James M. Seneff, Jr....................Chairman of the Board, Chief Executive Officer, and Director
         Robert A. Bourne.......................President and Director
         Charles A. Muller......................Chief Operating Officer and Executive Vice President
         C. Brian Strickland....................Vice President of Finance and Administration
         Jeanne A. Wall.........................Executive Vice President
         Lynn E. Rose...........................Secretary, Treasurer and Director



                              CERTAIN TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of common stock for services in connection with the offering of Shares, a substantial portion of which has been or will be paid as commissions to other broker-dealers. For the period January 1, 1998 through December 2, 1998, and the year ended December 31, 1997, the Company incurred $1,724,939 and $849,405, respectively, of such fees, a substantial portion of which was paid by the Managing Dealer as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a Marketing Support and Due Diligence Expense Reimbursement Fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. For the period January 1, 1998 through December 2, 1998, and the year ended December 31, 1997, the Company incurred $114,996 and $56,627, respectively, of such fees, substantially all of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares, loan proceeds from Permanent Financing and amounts outstanding on the Line of Credit, if any, at the time of Listing, but excluding that portion of the Permanent Financing used to finance Secured Equipment Leases. For the period January 1, 1998 through December 2, 1998, and the year ended December 31, 1997, the Company incurred $1,034,963 and $509,643, respectively, of such fees.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the nine months ended September 30, 1998, the Company incurred $27,246 of such fees.

         The Company has incurred Operating Expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of Average Invested Assets or 25 percent of Net Income (the "Expense Cap"). During the four quarters ended September 30, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         The Advisor and its Affiliates provide administrative services to the Company (including administrative services in connection with the offering of Shares) on a day-to-day basis. For the nine months ended September 30, 1998, the year ended December 31, 1997 and the period June 12, 1996 (date of inception) through December 31, 1996, the Company incurred a total of $332,383, $192,224 and $28,665, respectively, for these services, $236,942, $185,335 and $28,665, respectively, of such costs representing stock issuance costs and $95,441, $6,889 and $0, respectively, representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.


                          PRIOR PERFORMANCE INFORMATION

         The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the Advisor. PRIOR PUBLIC PROGRAMS HAVE INVESTED ONLY IN RESTAURANT PROPERTIES AND HAVE NOT INVESTED IN HOTEL PROPERTIES. INVESTORS IN THE COMPANY SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN SUCH PRIOR PUBLIC REAL ESTATE PROGRAMS. INVESTORS WHO PURCHASE SHARES IN THE COMPANY WILL NOT THEREBY ACQUIRE ANY OWNERSHIP INTEREST IN ANY PARTNERSHIPS OR CORPORATIONS TO WHICH THE FOLLOWING INFORMATION RELATES.


         Two Directors of the Company, Robert A. Bourne and James M. Seneff, Jr., individually or with others have served as general partners of 88 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and officers of two unlisted public REITs. None of these limited partnerships or the unlisted REITs have been audited by the IRS. Of course, there is no guarantee that the Company will not be audited. Based on an analysis of the operating results of the prior programs, Messrs. Bourne and Seneff believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

         CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Bourne and Seneff, currently serves as the corporate general partner with Messrs. Bourne and Seneff as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties similar to those that the Company intends to acquire and have investment objectives similar to those of the Company. In addition, Messrs. Bourne and Seneff currently serve as directors and officers of CNL American Properties Fund, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases similar to those that the Company may invest in; and CNL Health Care Properties, Inc., an unlisted public REIT organized to invest in health care and seniors' housing facilities. Both of the unlisted public REITs have investment objectives similar to those of the Company. As of September 30, 1998, the 18 partnerships and the unlisted REITs had raised a total of $1,236,110,303 from a total of 76,544 investors, and had invested in 1,085 fast-food, family-style and casual-dining restaurant properties. Certain additional information relating to the offerings and investment history of the 18 public partnerships and the unlisted public REITs is set forth below.



                                                                         Number of                Date 90% of Net
                                                                         Limited                   Proceeds Fully
                        Maximum                                        Partnership                  Invested or
Name of                 Offering                                     Units or Shares                Committed to
Entity                  Amount (1)            Date Closed                  Sold                    Investment (2)
------                  ----------            -----------                  ----                    --------------
CNL Income              $15,000,000           December 31, 1986                30,000           December 1986
Fund, Ltd.              (30,000 units)

CNL Income              $25,000,000           August 21, 1987                  50,000           November 1987
Fund II, Ltd.           (50,000 units)

CNL Income              $25,000,000           April 29, 1988                   50,000           June 1988
Fund III, Ltd.          (50,000 units)

CNL Income              $30,000,000           December 6, 1988                 60,000           February 1989
Fund IV, Ltd.           (60,000 units)

CNL Income              $25,000,000           June 7, 1989                     50,000           December 1989
Fund V, Ltd.            (50,000 units)

CNL Income              $35,000,000           January 19, 1990                 70,000           May 1990
Fund VI, Ltd.           (70,000 units)

CNL Income              $30,000,000           August 1, 1990               30,000,000           January 1991
Fund VII, Ltd.          (30,000,000 units)

CNL Income              $35,000,000           March 7, 1991                35,000,000           September 1991
Fund VIII, Ltd.         (35,000,000 units)

CNL Income              $35,000,000           September 6, 1991             3,500,000           November 1991
Fund IX, Ltd.           (3,500,000 units)

CNL Income              $40,000,000           April 22, 1992                4,000,000           June 1992
Fund X, Ltd.            (4,000,000 units)

CNL Income              $40,000,000           October 8, 1992               4,000,000           September 1992
Fund XI, Ltd.           (4,000,000 units)

CNL Income              $45,000,000           April 15, 1993                4,500,000           July 1993
Fund XII, Ltd.          (4,500,000 units)





                                                                         Number of         Date 90% of Net
                                                                         Limited            Proceeds Fully
                        Maximum                                        Partnership           Invested or
Name of                 Offering                                     Units or Shares         Committed to
Entity                  Amount (1)            Date Closed                  Sold             Investment (2)
------                  ----------            -----------                  ----             --------------

CNL Income              $40,000,000           September 13, 1993        4,000,000               August 1993
Fund XIII, Ltd.         (4,000,000 units)

CNL Income              $45,000,000           March 23, 1994            4,500,000               May 1994
Fund XIV, Ltd.          (4,500,000 units)

CNL Income              $40,000,000           September 22, 1994        4,000,000               December 1994
Fund XV, Ltd.           (4,000,000 units)

CNL Income              $45,000,000           July 18, 1995             4,500,000               August 1995
Fund XVI, Ltd.          (4,500,000 units)

CNL Income              $30,000,000           October 10, 1996          3,000,000               December 1996
Fund XVII, Ltd.         (3,000,000 units)

CNL Income Fund         $35,000,000           February 6, 1998          3,500,000               December 1997
XVIII, Ltd.             (3,500,000 units)

CNL American              $747,464,413                (3)                 (3)                          (3)
Properties Fund,        (74,746,441 shares)
Inc.

CNL Health Care         $155,000,000                   (4)                 (4)                          (4)
Properties, Inc.        (15,500,000 shares)



(1) The amount stated includes the exercise by the general partners of each partnership of their option to increase by $5,000,000 the maximum size of the offering of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XVI, Ltd. and CNL Income Fund XVIII, Ltd.

(2) For a description of the property acquisitions by these programs, see the table set forth on the following page.


(3) In April 1995, CNL American Properties Fund, Inc. commenced an offering of a maximum of 15,000,000 shares of common stock ($150,000,000), excluding 1,500,000 shares ($15,000,000), available to investors participating in the distribution reinvestment plan. On February 6, 1997, the initial offering closed upon receipt of subscriptions totalling $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) through the reinvestment  plan.  Following  completion  of  the  initial  offering  on
      February 6, 1997, CNL American Properties Fund, Inc. commenced a subsequent offering (the "1997 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. On March 2, 1998, the 1997 Offering closed upon receipt of subscriptions totalling $251,872,648 (25,187,265 shares), including $1,872,648 (187,265 shares) through the reinvestment plan. Following completion of the 1997 Offering on March 2, 1998, CNL American Properties Fund, Inc. commenced a subsequent offering (the "1998 Offering") of up to 34,500,000 shares ($345,000,000) of common stock. As of September 30, 1998, CNL American Properties Fund, Inc. had received subscriptions totalling $218,522,374 (21,852,237 shares), including $3,107,848 (310,784 shares) through the reinvestment plan, from the 1998 Offering. As of such date, CNL American Properties Fund, Inc. had purchased 368 properties.

(4) Effective September 18, 1998, CNL Health Care Properties, Inc. commenced an offering of up to 15,500,000 shares ($155,000,000) of common stock. CNL Health Care Properties, Inc. has not yet acquired any properties.

         As of September 30, 1998, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also had served as joint general partners of 69 nonpublic real estate limited partnerships. The offerings of all of these 69 nonpublic limited partnerships had terminated as of September 30, 1998. These 69 partnerships raised a total of $185,927,353 from approximately 4,519 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 216 projects as of September 30, 1998. These 216 projects consist of 19 apartment projects (comprising 10% of the total amount raised by all 69 partnerships), 13 office buildings (comprising 5% of the total amount raised by all 69 partnerships), 169 fast-food , family-style, or casual dining restaurant property and business investments (comprising 69% of the total amount raised by all 69 partnerships), one condominium development (comprising 0.5% of the total amount raised by all 69 partnerships), four hotels/motels (comprising 5% of the total amount raised by all 69 partnerships), eight commercial/retail properties (comprising 10% of the total amount raised by all 69 partnerships), and two tracts of undeveloped land (comprising 0.5% of the total amount raised by all 69 partnerships).


         Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 13 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

         Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.


         Of the 89 real estate limited partnerships whose offerings had closed as of September 30, 1998 (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serve or have served as general partners in the past , 39 invested in restaurant properties leased on a "triple-net" basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

         The following table sets forth summary information, as of September 30, 1998, regarding property acquisitions by the 18 limited partnerships and the two unlisted REITs that have investment objectives similar to those of the Company.


Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------
CNL Income              22 fast-food or       AL, AZ, CA, FL, GA,          All cash                 Public
Fund, Ltd.              family-style          LA, MD, OK, PA, TX,
                        restaurants           VA, WA
CNL Income              49 fast-food or       AL, AZ, CO, FL, GA,          All cash                 Public
Fund II, Ltd.           family-style          IL, IN, KS, LA, MI,
                        restaurants           MN, MO, NC, NM, OH,
                                              TN, TX, WA, WY
CNL Income              37 fast-food or       AZ, CA, CO, FL, GA,          All cash                 Public
Fund III, Ltd.          family-style          IA, IL, IN, KS, KY,
                        restaurants           MD, MI, MN, MO, NC,
                                              NE, OK, TX

CNL Income              46 fast-food or       AL, DC, FL, GA, IL,          All cash                 Public
Fund IV, Ltd.           family-style          IN, KS, MA, MD, MI,

                        restaurants           MS, NC, OH, PA, TN,
                                              TX, VA
CNL Income              35 fast-food or       AZ, FL, GA, IL, IN,          All cash                 Public
Fund V, Ltd.            family-style          MI, NH, NY, OH, SC,
                        restaurants           TN, TX, UT, WA

CNL Income              56 fast-food or       AR, AZ, FL, GA, IL,          All cash                 Public
Fund VI, Ltd.           family-style          IN, KS, MA, MI, MN,

                        restaurants           NC, NE, NM, NY, OH,
                                              OK, PA, TN, TX, VA,
                                              WA, WY





Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------

CNL Income              49 fast-food or       AZ, CO, FL, GA, IN,          All cash                 Public
Fund VII, Ltd.          family-style          LA, MI, MN, NC, OH,
                        restaurants           SC, TN, TX, UT, WA

CNL Income              42 fast-food or       AZ, FL, IN, LA, MI,          All cash                 Public
Fund VIII, Ltd.         family-style          MN, NC, NY, OH, TN,
                        restaurants           TX, VA

CNL Income              43 fast-food or       AL, CO, FL, GA, IL,          All cash                 Public
Fund IX, Ltd.           family-style          IN, LA, MI, MN, MS,
                        restaurants           NC, NH, NY, OH, SC,
                                              TN, TX

CNL Income              51 fast-food or       AL, CA, CO, FL, ID,          All cash                 Public
Fund X, Ltd.            family-style          IL, LA, MI, MO, MT,

                        restaurants           NC, NH, NM, NY, OH,
                                              PA, SC, TN, TX

CNL Income              41 fast-food or       AL, AZ, CA, CO, CT,          All cash                 Public
Fund XI, Ltd.           family-style          FL, KS, LA, MA, MI,
                        restaurants           MS, NC, NH, NM, OH,
                                              OK, PA, SC, TX, VA,
                                              WA

CNL Income              50 fast-food or       AL, AZ, CA, FL, GA,          All cash                 Public
Fund XII, Ltd.          family-style          LA, MO, MS, NC, NM,

                        restaurants           OH, SC, TN, TX, WA

CNL Income              50 fast-food or       AL, AR, AZ, CA, CO,          All cash                 Public
Fund XIII, Ltd.         family-style          FL, GA, IN, KS, LA,
                        restaurants           MD, NC, OH, PA, SC,
                                              TN, TX, VA

CNL Income              64 fast-food or       AL, AZ, CO, FL, GA,          All cash                 Public
Fund XIV, Ltd.          family-style          KS, LA, MN, MO, MS,
                        restaurants           NC, NJ, NV, OH, SC,
                                              TN, TX, VA

CNL Income              56 fast-food or       AL, CA, FL, GA, KS,          All cash                 Public
Fund XV, Ltd.           family-style          KY, MN, MO, MS, NC,

                        restaurants           NJ, NM, OH, OK, PA,
                                              SC, TN, TX, VA

CNL Income              47 fast-food or       AZ, CA, CO, DC, FL,          All cash                 Public
Fund XVI, Ltd.          family-style          GA, ID, IN, KS, MN,
                        restaurants           MO, NC, NM, NV, OH,
                                              TN, TX, UT, WI





Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------

CNL Income              29 fast-food,         CA, FL, GA, IL, IN,          All cash                 Public
Fund XVII, Ltd.         family-style or       MI, NC, NV, OH, SC,
                        casual-dining         TN, TX
                        restaurant properties


CNL Income              24 fast-food,         AZ, CA, FL, GA, IL,          All cash                 Public
Fund XVIII, Ltd.        family-style or       KY, MD, MN, NC, NV,
                        casual-dining         NY, OH, TN, TX
                        restaurant properties

CNL American            368 fast-food,        AL, AZ, CA, CO, CT,          All cash               Public REIT
Properties Fund, Inc.   family-style or       DE, FL, GA, IA, ID,
                        casual-dining         IL, IN, KS, KY, MD,
                        restaurant properties MI, MN, MO, NC, NE,
                                              NJ, NM, NV, NY, OH,
                                              OK, OR, PA, RI, SC,
                                              TN, TX, UT, VA, WA,
                                              WI, WV

CNL Health Care                  (1)                  (1)                     (1)                 Public REIT
Properties, Inc.





(1) As of September 30, 1998, CNL Health Care Properties, Inc. had not acquired any properties.

         A more detailed description of the acquisitions by real estate limited partnerships and the two unlisted REITs sponsored by Messrs. Bourne and Seneff is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from the Company upon request, free of charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd. and CNL American Properties Fund, Inc. as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

         In order to provide potential purchasers of Shares in the Company with information to enable them to evaluate the prior experience of the Messrs. Seneff and Bourne as general partners of real estate programs and as directors and officers of the two unlisted REITs, including those set forth in the foregoing table, certain financial and other information concerning those programs and the two unlisted REITs with investment objectives similar to one or more of the Company's investment objectives, is provided in the Prior Performance Tables included as Exhibit C. Information about the previous public partnerships, the offerings of which became fully subscribed between July 1993 and June 1998, is included therein. Potential stockholders are encouraged to examine the Prior Performance Tables attached as Exhibit C (in Table III), which include information as to the operating results of these prior partnerships, for more detailed information concerning the experience of Messrs. Seneff and Bourne.

                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following table reflects total Distributions and Distributions per Share declared and paid by the Company for each month since the Company commenced operations.

                      Total                   Distributions
Month             Distributions                 Per Share
-----             -------------                 ---------


November 1997     $  10,757                    $ 0.002500
December 1997         19,019                      0.002500
January 1998          28,814                      0.002500
February 1998         32,915                      0.002500
March 1998            39,627                      0.002500
April 1998            46,677                      0.002500
May 1998              52,688                      0.002500
June 1998             56,365                      0.002500
July 1998             99,631                      0.041700
August 1998          105,707                      0.041700
September 1998       157,038                      0.058300

         In addition, in October, November and December 1998, the Company declared Distributions totalling $167,846, $183,405 and $198,155, respectively (each representing $0.0583 per Share), payable in December 1998. The Company intends to continue to make regular Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Distributions will be declared monthly during the offering period, declared monthly during any subsequent offering, paid on a quarterly basis during an offering period, and declared and paid quarterly thereafter. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such Distributions will not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each stockholder of the risks associated with direct ownership of the property, (ii) offer each stockholder the election of receiving in-kind property distributions, and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         For the period October 15, 1997 (the date operations of the Company commenced) through December 31, 1997, 100 % of the Distributions declared and paid were considered ordinary income for federal income tax purposes. Due to the fact that the Company had not yet acquired any Properties and was still in the offering stage as of December 31, 1997, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future years.



                                   DEFINITIONS

         "Advisor" means CNL Hospitality Advisors, Inc. (formerly CNL Real Estate Advisors, Inc.), a Florida corporation, any successor advisor to the Company, or any person or entity to which CNL Hospitality Advisors, Inc. or any successor advisors subcontracts substantially all of its functions.

         "Independent Director" means a Director who is not and within the last two years has not been directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) the performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. An indirect relationship shall include circumstances in which a Director's spouse, parents, children, siblings, mothers- or fathers-in-law or sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Advisor, any of its affiliates, or the Company. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds 5% of either the Director's annual gross revenue during either of the last two years or the Director's net worth on a fair market value basis.

         "Reinvestment Agent" or "Agent" means the independent agent, which currently is MMS Securities, Inc., for Participants in the Reinvestment Plan.



                                    EXHIBIT A

                                     FORM OF
                                REINVESTMENT PLAN

                 ----------------------------------------------


                   THIS EXHIBIT A UPDATES AND REPLACES EXHIBIT
                   A TO THE ATTACHED PROSPECTUS, DATED OCTOBER
                   6, 1998.


                 ----------------------------------------------

                                     FORM OF
                                REINVESTMENT PLAN


         CNL  HOSPITALITY   PROPERTIES,   INC.  a  Maryland   corporation   (the
"Company"), pursuant to its Articles of Incorporation, adopted a Reinvestment Plan (the "Reinvestment Plan") on the terms and conditions set forth below.


         1. Reinvestment of Distributions. MMS Securities Inc., the agent (the "Reinvestment Agent") for participants (the "Participants") in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the "Shares") owned by each Participant (collectively, the "Distributions"). The Reinvestment Agent will apply such Distributions as follows:

              (a) At any period during which the Company is making a public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer or participating brokers for the offering at the public offering price per Share, or $10.00 per Share. During such period, commissions and the marketing support and due diligence fee equal to 0.5% of the total amount raised from sale of the Shares may be reallowed to the broker who made the initial sale of Shares to the Participant at the same rate as for initial purchases.

              (b) If no public offering of Shares is ongoing, the Reinvestment Agent will purchase Shares from any additional shares which the Company elects to register with the Securities and Exchange Commission (the "SEC") for the Reinvestment Plan, at a per Share price equal to the fair market value of the Shares determined by (i) quarterly appraisal updates performed by the Company based on a review of the existing appraisal and lease of each Property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that Property; and (ii) a review of the outstanding Mortgage Loans and Secured Equipment Leases focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each Mortgage Loan and Secured Equipment Lease. The capitalization rate used by the Company and, as a result, the price per Share paid by Participants in the Reinvestment Plan prior to Listing will be determined by the Advisor in its sole discretion. The factors that the Advisor will use to determine the capitalization rate include (i) its experience in selecting, acquiring and managing properties similar to the Properties; (ii) an examination of the conditions in the market; and (iii) capitalization rates in use by private appraisers, to the extent that the Advisor deems such factors appropriate, as well as any other factors that the Advisor deems relevant or appropriate in making its determination. The
         Company's internal accountants will then convert the most recent quarterly balance sheet of the Company from a "GAAP" balance sheet to a "fair market value" balance sheet. Based on the "fair market value" balance sheet, the internal accountants will then assume a sale of the Company's assets and the liquidation of the Company in accordance with its constitutive documents and applicable law and compute the appropriate method of distributing the cash available after payment of reasonable liquidation expenses, including closing costs typically associated with the sale of assets and shared by the buyer and seller, and the creation of reasonable reserves to provide for the payment of any contingent liabilities. Upon listing of the Shares on a national securities exchange or over-the-counter market, the Reinvestment Agent may purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the Shares are listed at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on a national securities exchange or over-the- counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.


              (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

              (d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in Franklin Bank, N.A., Southfield, Michigan, or in another commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

              (e) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

              (f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.


              (g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to Participants who make a written request to the Reinvestment Agent. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 7 below.

         2. Election to Participate. Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company's registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant's notice, provided it is received more than ten days prior to the last day of the fiscal month or quarter, as the case may be, to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a shareholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal month (prior to termination of the offering of Shares) or fiscal quarter (after termination of the offering of Shares) following such election, and the election will apply to all Distributions attributable to the fiscal quarter or month (as the case may be) in which the shareholder makes such written election to participate in the Reinvestment Plan and to all fiscal quarters or months thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Paragraph 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms.


         3. Distribution of Funds. In making purchases for Participants' accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

         4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant's written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant's name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant's account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

         5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company's Shares, any change in the value of the Shares acquired for the Participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant's participation in the Reinvestment Plan upon such Participant's death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

         6.   Suitability.

              (a) Within 60 days prior to the end of each fiscal year, CNL Securities Corp. ("CSC"), will mail to each Participant a participation agreement (the "Participation Agreement"), in which the Participant will be required to represent that there has been no material change in the Participant's financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

              (b) Each Participant will be required to return the executed Participation Agreement to CSC within 30 days after receipt. In the event that a Participant fails to respond to CSC or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant's Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until CSC receives an executed Participation Agreement from the Participant.

              (c) If a Participant fails to return the executed Participation Agreement to CSC prior to the end of the second fiscal quarter for any year of the Participant's participation in the Reinvestment Plan, the Participant's participation in the Reinvestment Plan shall be terminated in accordance with Paragraph 11 below.

              (d) Each Participant shall notify CSC in the event that, at any time during his participation in the Reinvestment Plan, there is any material change in the Participant's financial condition or inaccuracy of any representation under the Subscription Agreement.

              (e) For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company's Prospectus.


         7. Reports to Participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6(d) hereof, he is required to notify CSC in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

         8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $.50. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. Additionally, in connection with any Shares purchased from the Company both prior to and after the termination of a public offering of the Shares, the Company will pay to CSC selling commissions of 7.5%, a marketing support and due diligence expense reimbursement fee of .5%, and, in the event that proceeds of the sale of Shares pursuant to the Reinvestment Plan are used to acquire Properties or to invest in Mortgage Loans, will pay to CNL Hospitality Advisors, Inc. acquisition fees of 4.5% of the purchase price of the Shares sold pursuant to the Reinvestment Plan.


         9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

         10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant's Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

         11.  Termination.

              (a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal month or quarter to which such Distribution relates.

              (b) The Company or the Reinvestment Agent may terminate a Participant's individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days' prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

              (c) After termination of the Reinvestment Plan or termination of a
         Participant's participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for (a) the amount of any Distributions in the Participant's account that have not been reinvested in Shares, and (b) the value of any fractional Shares standing to the credit of a Participant's account based on the market price of the Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant's full Shares and any future Distributions made after the effective date of the termination will be sent directly to the former Participant.


         12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Services Department, CNL Securities Corp., 400 East South Street, Orlando, Florida 32801, if to the Company, or to MMS Securities, Inc., 1845 Maxwell, Suite 101, Troy, Michigan 48084-4510, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant's last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.


         13. Amendment. The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.


         14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT'S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.


                                   APPENDIX B

                              FINANCIAL INFORMATION

                 -----------------------------------------------

                    The updated pro forma financial statements
                     and the unaudited financial statements of
                    cnl Hospitality Properties, Inc. con-tained
                        in this addendum should be read in
                    conjunction with Exhibit B to the attached
                        prospectus, dated October 6, 1998.

                 -----------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
                                                                           Page

Pro Forma Consolidated Financial Information (unaudited):

        Pro Forma Consolidated Balance Sheet as of September 30, 1998       B-2

        Pro Forma Consolidated Statement of Earnings for the nine months
          ended September 30, 1998                                          B-3

        Pro Forma Consolidated Statement of Earnings for the year ended
          December 31, 1997                                                 B-4

        Notes to Pro Forma Consolidated Financial Statements for the nine months ended September 30, 1998 and the year ended December
          31, 1997                                                          B-5

Updated Condensed Consolidated Financial Statements (unaudited):

       Condensed Consolidated Balance Sheets as of September 30, 1998
         and December 31, 1997                                              B-7

       Condensed Consolidated Statements of Earnings for the nine months
         ended September 30, 1998 and 1997                                  B-8

       Condensed Consolidated Statements of Stockholders' Equity for the
         nine months ended September 30, 1998 and the year ended December
         31, 1997                                                           B-9

       Condensed Consolidated Statements of Cash Flows for the nine months
         ended September 30, 1998 and 1997                                 B-10

       Notes to Condensed Consolidated Financial Statements for the
         quarters and nine months ended September 30, 1998 and 1997        B-12


                                                       B-17


                         PRO FORMA FINANCIAL INFORMATION


         The following Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company'') gives effect to (i) the receipt of $28,458,720 in gross offering proceeds from the sale of 2,845,872 shares of common stock pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, for the period from inception through September 30, 1998 (ii) the receipt of $5,865,862 in gross offering proceeds from the sale of 586,586 additional shares for the period October 1, 1998 through December 2, 1998, and (iii) the application of such funds to purchase two properties, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the proforma adjustments described in the related notes. The Pro Forma Consolidated Balance Sheet as of September 30, 1998, includes the transactions described in (ii) and
(iii) above, as if they had occurred on September 30, 1998.

         The Pro Forma Consolidated Statements of Earnings for the nine months ended September 30, 1998 and the year ended December 31, 1997, include the historical operating results of the properties described in (iii) above that were acquired by the Company during the nine months ended September 30, 1998, from the later of (1) the date the property became operational or (2) October 15, 1997, the date the Company became operational, to the end of the pro forma period presented.

         This pro forma financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma financial information should not be viewed as predictive of the Company's financial results or conditions in the future.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998


                                                                                    Pro Forma
                        ASSETS                                    Historical       Adjustments         Pro Forma
                                                                 -------------     --------------    --------------
Land, building and equipment on operating leases,
    less accumulated depreciation of $153,666                     $28,598,883        $      -           $28,598,883
Cash and cash equivalents                                           2,012,110        4,412,512   (a)      6,424,622
Certificate of deposit                                              5,015,822               -             5,015,822
Receivables                                                            41,099               -                41,099
Prepaid expenses                                                        1,893               -                 1,893
Organization costs, less accumulated amortization
    of $3,971                                                          21,000               -                21,000
Accrued rental income                                                  28,255               -                28,255
Loan costs, less accumulated amortization of $3,700                    87,562               -                87,562
Other assets                                                          580,606          263,964   (a)        844,570
                                                                -------------    -------------       --------------

                                                                  $36,387,230       $4,676,476          $41,063,706
                                                                ==============    =============       ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit                                                     $9,600,000        $      -            $9,600,000
Accounts payable and accrued expenses                                  28,513          (15,000 ) (a)         13,513
Due to related parties                                                705,117         (705,117 ) (a)              -
Security deposits                                                   1,417,500               -             1,417,500
Other payables                                                         68,445               -                68,445
                                                                --------------    -------------       --------------
       Total liabilities                                           11,819,575         (720,117 )         11,099,458
                                                                --------------    -------------       --------------

                Stockholders equity:

Preferred stock, without par value.
    Authorized and unissued 3,000,000 shares                              -                 -                    -
Excess shares, $.01 par value per share.
    Authorized and unissued 63,000,000 shares                             -                 -                    -
Common stock, $.01 par value per share.
    Authorized 60,000,000 shares; issued
    and outstanding 2,865,872 shares; issued                           28,659            5,866   (a)         34,525
    and outstanding, as adjusted, 3,452,458 shares
Capital in excess of par value                                     24,581,209        5,390,727   (a)     29,971,936
Accumulated distributions in excess of net earnings                   (42,213 )             -               (42,213 )
                                                                --------------    -------------       --------------

       Total stockholders equity                                   24,567,655        5,396,593           29,964,248
                                                                -------------     -------------       --------------

                                                                  $36,387,230       $4,676,476          $41,063,706
                                                                ==============    =============       ==============






                                   See accompanying notes to unaudited pro forma
                                        consolidated financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------
Revenues:
    Rental income from
       operating leases                                   $ 487,400            $1,706,732  (1)        $2,194,132
    FF&E Reserve income                                      41,099               140,000  (2)           181,099
    Interest income                                         498,241              (462,056 )(3)            36,185
                                                       -------------      ----------------       ----------------
                                                          1,026,740             1,384,676              2,411,416
                                                       -------------      ----------------       ----------------

Expenses:
    Interest expense                                        139,416               441,467  (4)           580,883
    General operating and
       administrative                                       212,165                   -                  212,165
    Asset management fees to
       related party                                         27,246                95,359  (5)           122,605
    Reimbursement of operating
       expenses                                             (92,733 )              92,733  (6)                -
    Depreciation and amortization                           156,804               545,376  (7)           702,180
                                                       -------------      ----------------       ----------------
                                                            442,898             1,174,935              1,617,833
                                                       -------------      ----------------       ----------------

Net Earnings                                              $ 583,842             $ 209,741              $ 793,583
                                                       =============      ================       ================

Earnings Per Share of Common
    Stock (Basic and Diluted) (8)                          $   0.28                                     $   0.34
                                                       =============                             ================

Weighted Average Number of
    Shares of Common Stock
    Outstanding (8)                                       2,082,845                                    2,352,223
                                                       =============                             ================

















                                   See accompanying notes to unaudited pro forma
                                        consolidated financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------
Revenues:
    Rental income from
       operating leases                                $         -              $ 623,899  (1)         $ 623,899
    FF&E Reserve income                                          -                 50,000  (2)            50,000
    Interest income                                          46,071               (46,071 )(3)               -
                                                       -------------      ----------------       ----------------
                                                             46,071               627,828                673,899
                                                       -------------      ----------------       ----------------

Expenses:
    Interest expense                                             -                157,667  (4)           157,667
    General operating and
       administrative                                        22,386                   -                   22,386
    Asset management fees to
       related party                                             -                 27,245  (5)            27,245
    Depreciation and amortization                               833               194,777  (7)           195,610
                                                       -------------      ----------------       ----------------
                                                             23,219               379,689                402,908
                                                       -------------      ----------------       ----------------

Net Earnings                                              $  22,852             $ 248,139              $ 270,991
                                                       =============      ================       ================

Earnings Per Share of Common
    Stock (Basic and Diluted) (8)                         $    0.03                                     $   0.12
                                                       =============                             ================

Weighted Average Number of
    Shares of Common Stock
    Outstanding (8)                                         686,063                                    2,226,573
                                                       =============                             ================




















                  See accompanying notes to unaudited pro forma
                        consolidated financial statements



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND
                        THE YEAR ENDED DECEMBER 31, 1997


Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $5,865,862 from the sale of 586,586 shares during the period October 1, 1998 through December 2, 1998 used (i) to pay acquisition fees and costs of $841,376 ($577,412 of which was accrued as due to related parties at September 30, 1998), and to pay selling commissions and offering expenses of $611,974 which have been netted against stockholders' equity (a total of $142,705 of which was accrued as of September 30, 1998), leaving $4,412,512 in cash and cash equivalents for future investment.

Pro Forma Consolidated Statements of Earnings:

(1) Represents rental income from operating leases for the properties acquired as of September 30, 1998, which were operational prior to the acquisition of the property by the Company (the "Pro Forma Properties''), for the period commencing the later of (i) the date the Pro Forma Property became operational by the previous owner or (ii) October 15, 1997, the date the Company became operational, to the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statement of Earnings.

                                                                                            Date Pro Forma
                                                                  Date Placed               Property Became
                                                                  in Service                Operational as
                                                                By the Company              Rental Property
                                                                --------------              ---------------
               Residence Inn Buckhead (Lenox
                 Park) in Atlanta, GA                            July 31, 1998             October 15, 1997
               Residence Inn Gwinnett Place
                 in Duluth, GA                                   July 31, 1998             October 15, 1997

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during the portion of 1997 and 1998 that the previous owners held the properties, no pro forma adjustment was made for percentage rental income for the nine months ended September 30, 1998 and year ended December 31, 1997.

(2) Represents capital expenditure reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E Reserve income was earned at approximately $10,000 per month, per Pro Forma Property.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing the later of (i) the dates the Pro Forma Properties became operational by the previous owners or (ii) October 15, 1997, the date the Company became operational, through the end of the pro forma period presented, as described in Note (1) above. The estimated pro forma adjustment is based upon the fact that (i) all of the net offering proceeds received during the year ended December 31, 1997 and invested in interest bearing accounts for historical purposes were considered invested in Pro Forma Properties for pro forma purposes and (ii) interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the nine months ended September 30, 1998.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    (formerly CNL American Realty Fund, Inc.)
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND
                        THE YEAR ENDED DECEMBER 31, 1997

Pro Forma Consolidated Statements of Earnings - Continued:

(4) Represents interest expense incurred at a rate of 8.8% per annum in connection with the assumed borrowings from the line of credit of $8,600,000 on October 15, 1997 and $1,000,000 on September 10, 1998.

(5) Represents asset management fees relating to the Pro Forma Properties for the period commencing the later of (i) the date the Pro Forma Properties became operational by the previous owners or (ii) October 15, 1997, the date the Company became operational, through the end of the pro forma period presented, as described in Note (1) above. Asset management fees are equal to 0.60% of the Company's Real Estate Asset Value (estimated to be approximately $27,245,539 for the Pro Forma Properties for the nine months ended September 30, 1998 and the year ended December 31, 1997), as defined in the Company's prospectus.

(6) The Company has incurred operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, CNL Hospitality Advisors, Inc. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). During the four quarters ended September 30, 1998, the Company's operating expenses exceeded the Expense Cap by $92,733; therefore the Advisor reimbursed the Company such amount in accordance with the advisory agreement. However, as a result of the increase in pro forma net income for the nine months ended September 30, 1998, the Company's operating expenses no longer exceeded the Expense Cap. Therefore, this reimbursement was reversed for pro forma purposes.

(7) Represents depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan origination fee of $48,000 (.5% on the $9,600,000 from borrowings on the line of credit) and $20,762 of other miscellaneous closing costs, amortized under the straight-line method over a period of five years.

(8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the period the Company was operational, October 15, 1997 (the date following when the Company received the minimum offering proceeds and funds were released from escrow) through December 31, 1997 and the nine months ended September 30, 1998.

         As a result of the two Pro Forma Properties being treated in the Pro Forma Consolidated Statement of Earnings as placed in service on October 15, 1997 (the date the Company became operational), the Company assumed approximately 2,095,004 shares of common stock were sold, and the net offering proceeds were available for investment, on October 15, 1997. Due to the fact that approximately 1,817,546 of these shares of common stock were actually sold subsequently, during the period October 15, 1997 through May 1, 1998, the weighted average number of shares outstanding for the pro forma periods were adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the period the Company was operational, October 15, 1997 through September 30, 1998.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                           September 30,           December 31,
                                                                               1998                   1997
                                                                           -------------           ------------
                        ASSETS

Land, building and equipment on operating leases,
    less accumulated depreciation                                          $28,598,883                 $   -
Cash and cash equivalents                                                    2,012,110              8,869,838
Certificate of deposit                                                                                     -
                                                                             5,015,822
Receivables                                                                     41,099                     -
Due from related party                                                                                  7,500
                                                                                    -
Prepaid expenses                                                                 1,893                 11,179
Organization costs, less accumulated amortization of
    $3,971 and $833, respectively                                               21,000                 19,167
Loan costs, less accumulated amortization of $3,700                             87,562                     -
Accrued rental income                                                           28,255                     -
Other assets                                                                   580,606                535,792
                                                                          -------------           ------------

                                                                           $36,387,230             $9,443,476
                                                                          =============           ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit                                                              $9,600,000                 $   -
Accounts payable and accrued expenses                                           28,513                 16,305
Due to related parties                                                         705,117                193,254
Security deposits                                                            1,417,500                     -
Other payables                                                                  68,445                     -
                                                                          -------------           ------------
       Total liabilities                                                    11,819,575                209,559

Commitments (Note 11)

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                                     -                      -
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                                    -                      -
    Common stock, $.01 par value per share.
       Authorized 60,000,000 shares, issued
       and outstanding 2,865,872 and
       1,152,540 shares, respectively                                           28,659                 11,525
    Capital in excess of par value                                          24,581,209              9,229,316
    Accumulated   distributions   in   excess  of  net                         (42,213 )               (6,924 )
earnings
                                                                          -------------           ------------
          Total stockholders equity                                         24,567,655              9,233,917
                                                                          -------------           ------------

                                                                           $36,387,230             $9,443,476
                                                                          =============           ============



                See accompanying notes to condensed consolidated
                              financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                                                         Quarter Ended                         Nine Months Ended
                                                         September 30,                           September 30,
                                                    1998                1997               1998                 1997
                                                -------------        -----------       -------------        -------------
Revenues:
    Rental income from
       operating leases                          $ 487,400              $    -           $  487,400             $     -
    FF&E Reserve Income                             41,099                   -               41,099                   -
    Interest income                                127,082                   -              498,241                   -
                                               ------------        ------------      ---------------      --------------
                                                   655,581                   -            1,026,740                   -
                                               ------------        ------------      ---------------      --------------

Expenses:
    Interest expense                               139,416                   -              139,416                   -
    General operating and
       administrative                               44,979                   -              212,165                   -
    Asset management fees to
       related party                                27,246                   -               27,246                   -
    Reimbursement of operating
       expenses                                    (92,733 )                 -              (92,733 )                 -
    Depreciation and amortization                  154,804                   -              156,804                   -
                                               ------------        ------------      ---------------      --------------
                                                   273,712                   -              442,898                   -
                                               ------------        ------------      ---------------      --------------

Net Earnings                                     $ 381,869              $    -           $  583,842             $     -
                                               ============        ============      ===============      ==============

Earnings Per Share of Common
    Stock (Basic and Diluted)                     $   0.15              $    -            $    0.28             $     -
                                               ============        ============      ===============      ==============

Weighted Average Number of
    Shares of Common Stock
    Outstanding                                  2,599,251                   -            2,082,845                   -
                                               ============        ============      ===============      ==============















                See accompanying notes to condensed consolidated
                              financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      Nine Months Ended September 30, 1998 and Year Ended December 31, 1997


                                                                                     Accumulated
                                            Common stock                            distributions
                                       ------------------------     Capital in        in excess
                                         Number         Par          excess of         of net
                                       of Shares       value         par value        earnings           Total
                                       -----------    ---------    --------------   --------------    -------------
Balance at
    December 31, 1996                      20,000        $ 200         $ 199,800          $     -        $ 200,000

Subscriptions
    received for common
    stock through public
    offering and
    distribution
    reinvestment plan                   1,132,540       11,325        11,314,077                -       11,325,402

Stock issuance costs                            -            -        (2,284,561 )              -       (2,284,561 )

Net earnings                                    -            -                 -           22,852           22,852

Distributions
    declared and paid
    ($.05 per share)                            -            -                 -          (29,776 )        (29,776 )
                                       -----------     --------     -------------   --------------    -------------

Balance at
    December 31, 1997                   1,152,540       11,525         9,229,316           (6,924 )      9,233,917

Subscriptions
    received for common
    stock through public
    offering and
    distribution
    reinvestment plan                   1,713,332       17,134        17,116,185                -       17,133,319

Stock issuance costs                            -            -        (1,764,292 )              -       (1,764,292 )

Net earnings                                    -            -                 -          583,842          583,842

Distributions
    declared and paid
    ($.29 per share)                            -            -                 -         (619,131 )       (619,131 )
                                       -----------     --------     -------------   --------------    -------------

Balance at
    September 30, 1998                  2,865,872      $28,659       $24,581,209       $  (42,213 )    $24,567,655
                                       ===========     ========     =============   ==============    =============




                See accompanying notes to condensed consolidated
                              financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              Nine Months Ended
                                                                                September 30,
                                                                         1998                    1997
                                                                    ---------------         ---------------
Increase (Decrease) in Cash and Cash
   Equivalents:

      Net Cash Provided by Operating
         Activities                                                   $  2,047,046                $      -
                                                                    ---------------         ---------------

      Cash Flows from Investing Activities:
         Additions to land, buildings and equipment
             on operating leases
                                                                       (27,245,538 )                     -
         Investment in certificate of deposit
                                                                        (5,000,000 )                     -
         Increase in other assets                                         (983,305 )                     -
         Other                                                                   -                     (68 )
                                                                    ---------------         ---------------
                Net cash used in investing
                   activities                                          (33,228,843 )                   (68 )
                                                                    ---------------         ---------------

      Cash Flows from Financing Activities:
         Reimbursement of acquisition and
             stock issuance costs paid by
             related parties on behalf of the
             Company                                                      (168,369 )                     -
         Proceeds from borrowing on
             line of credit                                              9,600,000                       -
         Subscriptions received from
             stockholders                                               17,133,319                       -
         Distributions to stockholders                                    (619,131 )                     -
         Payment of stock issuance costs                                (1,634,250 )                     -
         Other                                                              12,500                       -
                                                                    ---------------         ---------------
                Net cash provided by
                   financing activities                                 24,324,069                       -
                                                                    ---------------         ---------------

Net Decrease in Cash and Cash Equivalents                               (6,857,728 )                   (68 )

Cash and Cash Equivalents at Beginning
   of Period                                                             8,869,838                   2,084
                                                                    ---------------         ---------------

Cash and Cash Equivalents at End of
   Period                                                             $  2,012,110              $    2,016
                                                                    ===============         ===============





                See accompanying notes to condensed consolidated
                              financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                                1998                    1997
                                                                           ---------------         ----------------
Supplemental Schedule of Non-Cash
    Investing and Financing Activities:

       Related parties paid certain
          acquisition and stock issuance
          costs on behalf of the Company
          as follows:
              Acquisition costs                                             $   220,575              $         -
              Stock issuance costs                                              158,184                   916,478
                                                                         ---------------          ----------------

                                                                            $   378,759               $   916,478
                                                                         ===============          ================




















                See accompanying notes to condensed consolidated
                              financial statements.


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997


1.       Organization and Nature of Business:

         CNL Hospitality Properties, Inc., formerly known as CNL American Realty Fund, Inc., was organized in Maryland on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partners, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp. and CNL Hospitality LP Corp.

         The Company was formed primarily to acquire properties (the "Properties") located across the United States to be leased on a long-term, triple-net basis. The Company intends to invest the proceeds from its public offering, after deducting offering expenses, in hotel Properties to be leased to operators of national and regional limited service, extended stay and full service hotel chains (the "Hotel
         Chains") and in restaurant properties to be leased to operators of selected national and regional fast-food, family-style and casual dining restaurant chains (the "Restaurant Chains"). The Company may also provide mortgage financing (the "Mortgage Loans"). The Company also intends to offer furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Hotel Chains and Restaurant Chains.

2.       Basis of Presentation:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Operating results for the quarter and nine months ended September 30, 1998, may not be indicative of the results that may be expected for the year ending December 31, 1998. Amounts as of December 31, 1997, included in the financial statements, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1997.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Hospitality Properties, Inc., and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP. All significant intercompany balances and transactions have been eliminated.

         The Company was a development stage enterprise from June 12, 1996 through October 15, 1997. Since operations had not begun, activities through October 15, 1997 were devoted to organization of the Company.

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings. Currently, the Company's only component of comprehensive income is net earnings.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997

2.       Basis of Presentation - Continued:

         In March 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") reached a consensus in EITF 97-11, entitled "Accounting for Internal Costs Relating to Real Estate
         Property Acquisitions." EITF 97-11 provides that internal costs of identifying and acquiring Property should be expensed as incurred. Due to the fact that the Company does not have an internal acquisitions function and instead, contracts these services from an external advisor, the effectiveness of EITF 97-11 had no material effect on the Company's financial position or results of operations.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which will be effective for the Company as of January 1, 1999. This SOP requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of earnings. Management of the Company does not believe that adoption of this SOP will have a material effect on the Company's financial position or results of operations.

         In May 1998, the Emerging Issues Task Force of the FASB reached a consensus in EITF 98-9, entitled "Accounting for Contingent Rent in the Interim Financial Periods." Management of the Company does not expect that the consensus will have a material effect on the Company's financial position or results of operations.

3.       Leases:

         The Company leases its land, buildings and equipment to an operator of a national limited service extended stay hotel chain. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and have been classified as operating leases. The leases are for 19 years, provide for minimum and contingent rentals and require the tenant to pay executory costs. In addition, the tenant pays all property taxes and assessments and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options allow the tenants to renew the lease for three successive five-year periods subject to the same terms and conditions of the initial lease.

4.       Land, Buildings and Equipment on Operating Leases:

         Land, buildings and equipment on operating leases consisted of the following at:

                                             September 30,        December 31,
                                                 1998                 1997
                                            ----------------     --------------

           Land                                  $2,926,976          $       -
           Buildings                             23,476,442                  -
           Equipment                              2,349,131                  -
                                           -----------------     ---------------
                                                 28,752,549                  -

           Less accumulated depreciation           (153,666 )                -
                                           =================     ===============
                                                $28,598,883           $      -
                                           =================     ===============





                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997


4.       Land, Building and Equipment on Operating Leases - Continued:

         The leases provide for automatic increases in the minimum annual rent at predetermined intervals during the term of the lease. Such amounts are recognized on a straight-line basis over the terms of the leases commencing on the date the Property is placed in service. For the quarter and nine months ended September 30, 1998, the Company recognized $28,255 of such rental income.

         The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases at September 30, 1998:



                       1998                              $ 715,195
                       1999                              2,889,162
                       2000                              2,928,895
                       2001                              2,928,895
                       2002                              2,928,895
                       Thereafter                       42,957,127
                                                   ----------------
                                                       $55,348,169
                                                   ================

         Since leases are renewable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rents which may be received on the leases based on a percentage of the tenant's gross sales.

5.       Other Assets:

         Other assets consisted of the following at:

                                              September 30,      December 31,
                                                  1998               1997
                                             ----------------   ---------------
         Acquisition fees and miscellaneous
           acquisition expenses to be
           allocated to future properties          $ 555,606         $ 535,792
         Deposits on properties                       25,000                -
                                             ---------------    --------------
                                                  $ 580,606         $ 535,792
                                             ===============    ==============

6.       Line of Credit:

         On July 31, 1998, the Company entered into an initial revolving line of credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The line of credit provides that the Company may receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the line of credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or
         (ii) a rate per annum equal to 30 basis


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997

6.       Line of Credit - Continued:

         points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of .5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be secured by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the line of credit and each advance.

         On July 31, 1998, the Company obtained two advances totalling $8,600,000 relating to the line of credit. In connection with the line of credit, the Company incurred a commitment fee, legal fees and closing costs of $62,149. The proceeds were used in connection with the purchase of two hotel Properties. In addition, on September 9, 1998, the Company obtained an advance totalling $1,000,000 in connection with the agreement to acquire the three hotel Properties (see Note 11). In connection with this advance, the Company incurred legal fees and closing costs of $6,613. The interest rate of the line of credit at September 30, 1998 was 8.55%.

7.       Stock Issuance Costs:

         The Company has incurred certain expenses of its offering of shares, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offering. Preliminary costs incurred prior to raising capital were advanced by an affiliate of the Company, CNL Hospitality Advisors, Inc., (formerly known as CNL Real Estate Advisors, Inc.) (the "Advisor"). The Advisor has agreed to pay all organizational and offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company in connection with the offering.

         During the nine months ended September 30, 1998 and the year ended December 31, 1997, the Company incurred $1,769,263 and $2,304,561, respectively, in organizational and offering costs, including $1,370,665 and $906,032, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 9). Of these amounts $1,764,292 and $2,284,561, respectively, have been treated as stock issuance costs and $4,971 and $20,000, respectively, have been treated as organization costs. The stock issuance costs have been charged to stockholders' equity subject to the three percent cap described above.

8.       Distributions:

         For the nine months ended September 30, 1998, approximately 94 percent of the distributions paid to stockholders were considered ordinary income and approximately six percent were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the nine months ended September 30, 1998 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the nine months ended September 30, 1998 may not be indicative of the results that may be expected for the year ending December 31, 1998.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997

9.       Related Party Transactions:

         During the nine months ended September 30, 1998 and 1997, the Company incurred $1,284,999 and $86,873, respectively, in selling commissions due to CNL Securities Corp. for services in connection with the offering of shares. A substantial portion of these amounts ($1,199,289 and $81,081, respectively) were or will be paid by CNL Securities Corp. as commissions to other broker .

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the nine months ended September 30, 1998 and 1997, the Company incurred $85,667 and $5,792, respectively, of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive acquisition fees for services in finding, negotiating the leases of and acquiring Properties on behalf of the Company equal to 4.5% of gross proceeds, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the nine months ended September 30, 1998 and 1997, the Company incurred $770,999 and $52,124, respectively, of such fees. Such fees are included in land, buildings and equipment on operating leases and other assets at September 30, 1998.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the nine months ended September 30, 1998, the Company incurred $27,246 of such fees.

         The Company has incurred operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). During the four quarters ended September 30, 1998, the Company's operating expenses exceeded the Expense Cap by $92,733; therefore the Advisor reimbursed the Company such amount in accordance with the advisory agreement.

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares), on a day-to-day basis. The expenses incurred for these services were classified as follows for the nine months ended September 30:




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997

9.       Related Party Transactions - Continued:

                                                  1998            1997
                                              -------------   --------------

             Deferred offering costs                 $  -          $92,657
             Stock issuance costs                  236,942               -
             General operating and
                  administrative expenses           95,441               -
                                              =============   ==============
                                                  $332,383          $92,657
                                              =============   ==============

         As of September 30, 1998, the Company has reversed the amounts above classified as general operating and administrative expenses which exceed the Expense Cap.

         The amounts due to related parties consisted of the following at:

                                             September 30,      December 31,
                                                  1998              1997
                                              --------------    --------------
          Due to CNL Securities Corp.:
               Commissions                          $57,790          $100,709
               Marketing support and due
                  diligence expense reim-
                  bursement fee                       4,884             7,268
                                              --------------    --------------
                                                     62,674           107,977
                                              --------------    --------------

          Due to Advisor:
                  Expenditures incurred on
                     behalf of the Company
                     and accounting and
                     administrative services        155,792            39,105
                  Acquisition fees                  486,651            46,172
                                              --------------    --------------
                                                    642,443            85,277
                                              ==============    ==============
                                                   $705,117          $193,254
                                              ==============    ==============

10.      Concentration of Credit Risk:

         All of the Company's rental income for the nine months ended September 30, 1998 was earned from one lessee, STC Leasing Associates, LLC, which operates each property as Residence Inn by Marriott.

         Although the Company intends to acquire Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of any one hotel chain or lessee that contributes more than ten percent of the Company's rental income could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessee.

         It is expected that the percentage of total rental income contributed by this lessee will decrease as additional Properties are acquired and leased in 1998 and subsequent years.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1998 and 1997

11.      Commitments:

         In July 1998, the Company entered into agreements to acquire three hotel Properties. In connection with these agreements, the Company was required to obtain a letter of credit, to be used by the seller of the Properties, secured by a $5,000,000 certificate of deposit. In connection with the letter of credit, the Company incurred $22,500 in closing costs.

12.      Subsequent Events:

         During the period October 1, 1998 through November 2, 1998, the Company
         received   subscription  proceeds  for  an  additional  280,993  shares
         ($2,809,932) of common stock.

         On October 1, 1998 and November 1, 1998, the Company declared distributions totalling $167,846 and $183,405, respectively, or $.0583 per share of common stock, payable in December 1998, to stockholders of record on October 1, 1998 and November 1, 1998, respectively.